DUNHAM FUNDS℠

6/22/09

THE DUNHAM FUNDS
SUB-ADVISORY AGREEMENT

This AGREEMENT is dated June 22, 2009, and effective on or about November 1, 2009, among DUNHAM & ASSOCIATES INVESTMENT COUNSEL, INC., a California corporation (the "Adviser"), DUNHAM FUNDS, a Delaware statutory trust (the "Trust") and MARVIN & PALMER ASSOCIATES, INC., a Delaware Corporation (the "Sub-Adviser") (each a "Party," and together, the "Parties").

WHEREAS, the Adviser and the Sub-Adviser are registered with the Securities and Exchange Commission ("SEC") as investment advisers under the Investment Advisers Act of 1940, as amended (the "Advisers Act") and engage in the business of providing investment management services; and

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated January 15, 2008 (the "Advisory Agreement") with the Trust, a Delaware business trust registered with the SEC as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), currently consisting of several separate series of shares (each a "Series"), each having its own investment objectives and policies and which is authorized to create more Series, and each of which may be issued in one or more classes; and

WHEREAS, the Advisory Agreement permits the Adviser, subject to the supervision and direction of the Trust's Board of Trustees (the "Board"), to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain Sub-Adviser to assist it in the provision of a continuous investment program for that portion of the assets of one or more of the Trust's Series listed on Exhibit A hereto (as the same may be amended from time to time by mutual written consent of the Parties) (each, a "Fund"; collectively, the "Funds"), which assets the Adviser may from time to time assign to the Sub-Adviser (the "Sub-Adviser Assets"), and the Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of mutual covenants recited below, the Parties agree and promise as follows:

1. Appointment as Sub-Adviser. The Adviser hereby retains the Sub-Adviser to act as investment adviser for and to manage the Sub-Adviser Assets, subject to the supervision of the Adviser and the Board and subject to the terms of this Agreement; and the Sub-Adviser hereby accepts such employment. In such capacity, the Sub-Adviser shall be responsible for the investment management of the Sub-Adviser Assets. The Sub-Adviser agrees to exercise the same skill and care in performing its services under this Agreement as the Sub-Adviser exercises in performing similar services with respect to other fiduciary accounts for which the Sub-Adviser has investment responsibilities.

2. Duties of Sub-Adviser.

(a) Investments. The Sub-Adviser is hereby authorized and directed and hereby agrees, subject to the stated investment policies and restrictions of each Fund as set forth in such Fund's prospectus and statement of additional information as currently in effect and as supplemented or amended from time to time (collectively referred to as the "Prospectus") and subject to the Instructions (as defined below) to purchase, hold and sell in its discretion investments for the Sub-Adviser Assets and to monitor on a continuous basis the performance of the Sub-Adviser Assets. In providing these services, the Sub-Adviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Sub-Adviser Assets and may generally take all action, whether or not expressly authorized, which the Sub-Adviser may deem necessary or desirable for the

fulfillment of its duties hereunder. The Adviser agrees to provide the Sub-Adviser information concerning a Fund, its assets available or to become available for investment, and generally as to the conditions of a Fund's or the Trust's affairs. As used in this Agreement, "Instructions" means the written directions from time to time of the Adviser and the Board, consistent with this Agreement and the Prospectus; provided that the Sub-Adviser shall not be required to breach any regulatory requirement of any relevant authority, any order of a court of competent jurisdiction, or the Sub-Adviser's trading and compliance practices or policies. The Sub-Adviser will advise the Adviser in writing promptly if it is unable to comply with any Instructions received for any such reason and shall not be obligated to follow such Instructions until a mutually agreeable resolution is reached.

(b) Compliance with Applicable Laws and Governing Documents. In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall with respect to Sub-Adviser Assets, act in conformity with the Trust's Declaration of Trust and By-Laws (each dated November 27, 2007), the Prospectus, and the Instructions, will conform to and comply with the applicable requirements of the 1940 Act, the Advisers Act, and all other applicable federal and state laws and regulations, and will use reasonable efforts to ensure that each Fund (to the extent of the respective Sub-Adviser Assets) complies with the gross income and diversification requirements of Sections 851(b)(2) and 851(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). The Adviser will provide the Sub-Adviser with a copy of the minutes of the meetings of the Board to the extent they may affect a Fund or the duties of the Sub-Adviser, and with the copies of any financial statements or reports made by a Fund to its shareholders, and any further materials or information which the Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement.

The Adviser shall provide the Sub-Adviser such information as may reasonably be necessary for the Sub-Adviser to fulfill its compliance obligations under the immediately previous paragraph.

The Adviser will provide the Sub-Adviser with reasonable (not less than 45 days) advance notice, in writing, of any change in a Fund's investment objectives, policies and restrictions as stated in the Prospectus, and the Sub-Adviser shall, in the performance of its duties and obligations under this Agreement, manage the Sub-Adviser Assets consistent with such changes. In addition to such notice, the Adviser shall provide to the Sub-Adviser a copy of a modified Prospectus reflecting such changes.

The Sub-Adviser hereby agrees to provide to the Adviser in a timely manner, in writing, upon the Adviser's written request, such information relating to the Sub-Adviser and its relationship to, and actions for, a Fund required by law to be contained in the Prospectus or in the Trust's registration statement on Form N-1A, as the same may be amended from time to time ("Registration Statement"). The Sub-Adviser agrees that any such information provided to the Adviser specifically for inclusion in the Prospectus will be accurate in all material respects and not contain any omission of a material fact known or which should have been known to the Sub-Adviser and was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Sub-Adviser or to any affiliated person of the Sub-Adviser by the Adviser or the Trust.

The Adviser shall provide the Sub-Adviser with complete copies of each Registration Statement, application for exemptive relief, request for no-action relief or any order or response thereafter made with the SEC or the Internal Revenue Service with respect to the Trust, Sub-Adviser Assets, or any Fund that has Sub-Adviser Assets, promptly after each filing or document is made or submitted.

(c) Voting of Proxies; Other Issuer Matters. The Sub-Adviser shall exercise voting responsibility, either in person or by proxy, in accordance with its proxy voting policy, with respect to all securities in which the Sub-Adviser Assets may be invested from time to time, and shall not be required to seek instructions from the Adviser, the Trust or a Fund. If both the Sub-Adviser and another entity managing assets of a Fund have invested in the same security, the Sub-Adviser and such other entity will each have the power to vote those shares of such security over which it has investment discretion. The Sub-Adviser agrees to provide such reasonable assistance as may be necessary or appropriate to enable the Adviser and the Trust to prepare and timely file with the SEC

any required disclosures of Sub-Adviser's proxy voting policies and procedures and Sub-Adviser's voting record with respect to Sub-Adviser Assets.

It is the sole responsibility of the Adviser or the Custodian to provide the Sub-Adviser with timely notification of any corporate action notices from issuers of securities constituting the Sub-Adviser Assets. The Sub-Adviser will not have any responsibility for monitoring the occurrence or status of legal claims affecting any securities included in the Sub-Adviser Assets, including without limitation claims in bankruptcy, restructurings, class action securities litigation, and other litigation, nor for participating in or taking any action, including without limitation filing proofs of claim and related documents, with respect to any such legal claims. The Adviser acknowledges that it or the Custodian is responsible for arranging for the supervision and management of all such legal claims.

(d) Agent. Subject to any other written instructions of the Adviser or the Trust, the Sub-Adviser is hereby appointed the Adviser's and the Trust's agent and attorney-in-fact for the limited purposes of carrying out its responsibilities hereunder, including executing account documentation, agreements, contracts and other documents as the Sub-Adviser shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Sub-Adviser Assets. The Sub-Adviser agrees to provide the Adviser and the Trust with copies of any such agreements intended to be executed on behalf of the Adviser or the Trust, prior to the execution thereof. So long as the Sub-Adviser has not acted in bad faith or in a manner which constitutes gross negligence, it shall be fully indemnified by the Adviser and the Trust, jointly and severally, against any and all losses (including reasonable attorneys' fees and expenses) in acting as agent and attorney-in-fact under this subsection (d).

(e) Brokerage. The Sub-Adviser will place orders pursuant to the Sub-Adviser's investment determinations for a Fund either directly with the issuer or with any broker or dealer; provided, however, that in executing portfolio transactions and selecting brokers or dealers and counterparties, the Sub-Adviser will use its best efforts to seek on behalf of a Fund the best overall execution available in accordance with the Sub-Adviser's best execution policy. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including but not limited to the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction the Sub-Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to a Fund and/or other accounts over which the Sub-Adviser may exercise investment discretion. The Sub-Adviser is authorized, unless restricted in writing by the Board, to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any of the Funds that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to a Fund and/or its other discretionary clients, or if otherwise consistent with its best execution policy.

(f) Securities Transactions. In no instance, however, will any Fund's portfolio securities be knowingly purchased from or sold to the Adviser, the Sub-Adviser, the Trust's principal underwriter, or any affiliated person of either the Trust, the Adviser, the Sub-Adviser or the Trust's principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act.

The Sub-Adviser, including its Access Persons (as defined in subsection (e) of Rule 17j-1 under the 1940 Act), agrees to observe and comply with Rule 17j-1 and its Code of Ethics (which shall comply in all material respects with Rule 17j-1), as the same may be amended from time to time. On at least an annual basis, the Sub-Adviser will comply with the reporting requirements of Rule 17j-1, which may include either (i) certifying to the Adviser that the Sub-Adviser and its Access Persons have complied with the Sub-

Adviser's Code of Ethics with respect to the Sub-Adviser Assets, or (ii) identifying any material violations which have occurred with respect to the Sub-Adviser Assets and (iii) certifying that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Sub-Adviser's Code of Ethics. The Sub-Adviser will also submit its existing Code of Ethics for initial approval by the Board and subsequently within six months of any material change thereto.

The Sub-Adviser agrees to observe and comply with Rule 206(4)-7 of the Advisers Act, as the same may be amended from time to time. On at least an annual basis, the Sub-Adviser will comply with the review requirements of Rule 206(4)-7, which may include either (i) certifying to the Adviser that the Sub-Adviser has complied with its own compliance policies and procedures, (ii) identifying any material violations which have occurred with respect to the Sub-Adviser's compliance policies and procedures and (iii) certifying that it has adopted or amended the policies and procedures to prevent future violations of the Sub-Adviser's compliance policies and procedures. The Sub-Adviser will also submit its existing compliance policies and procedures for initial approval by the Board and subsequently within six months of any material change thereto.

The Sub-Adviser may give advice and take action with respect to the Funds that differs from the advice made or recommended or actions taken with respect to itself, its affiliates or its other clients even though the investment objectives may be the same or similar, provided that the Sub-Adviser acts in good faith and follows a policy of allocating over a period of time investment opportunities to the Funds on a fair and equitable basis relative to such other accounts, taking into consideration the investment policies and investment restrictions to which such other accounts and the Funds are subject. The Sub-Adviser's internal policies regarding aggregation of client trades and other self-imposed polices may be applied to this relationship so long as they are in compliance with the rules or documents referred to in this Agreement.

(g) Books and Records. The Sub-Adviser shall maintain separate detailed records of all matters pertaining to the Sub-Adviser Assets, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Sub-Adviser solely on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust on written request; provided that the Trust shall maintain copies of any memorandum, recommendation or other record of the reasons for any investment transaction that is described in the preceding clause for compliance purposes only and shall not disclose or use, or permit any other person to use, them for any investment or other purpose. The Sub-Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

Notwithstanding the foregoing, maintenance and preservation of the records required under the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act shall be the responsibility of the Adviser.

(h) Information Concerning Sub-Adviser Assets and the Sub-Adviser. From time to time as the Adviser, and any consultants designated by the Adviser, or the Trust may request, the Sub-Adviser will furnish the requesting party reports on portfolio transactions and reports on Sub-Adviser Assets held in the portfolio, all in such detail as the Adviser, its consultant(s) or the Trust may reasonably request. Reports which are not routinely provided by the Sub-Adviser shall be provided or caused to be provided by the Sub-Adviser at the expense of the Trust. The Sub-Adviser also will inform the Adviser in a timely manner of changes in the senior portfolio managers responsible for Sub-Adviser Assets, any changes in the ownership or executive management of the Sub-Adviser, or of material changes in the control of the Sub-Adviser. Upon reasonable request, the Sub-Adviser will make available its senior investment professionals to meet at the Sub-Adviser's offices with the Trust's Board to review the Sub-Adviser Assets.

From time to time, as reasonably requested in writing by the Adviser or the Fund, the Sub-Adviser also will provide such information or perform such additional acts as are customarily provided or performed by

a Sub-Adviser, that may be required for a Fund or the Adviser to comply with their respective obligations under applicable laws, including, without limitation, the gross income and diversification requirements of Sections 851(b)(2) and 851(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), the 1940 Act, the Advisers Act, the Securities Act of 1933, as amended (the "Securities Act") and any federal or state securities laws, and any rule or regulation thereunder.

The Adviser and the Trust will provide such information to the Sub-Adviser or perform such additional acts as may be reasonably necessary in order for the Sub-Adviser to provide the services under this Agreement.

(i) Custody Arrangements. It is the responsibility of the custodian to ensure that each proxy vote as determined and communicated to it by the Sub-Adviser's designated proxy-voting service is duly cast on the correct number of shares included in the Sub-Adviser Assets. The Sub-Adviser shall on each business day provide the Adviser, its consultant(s), and the Trust's custodian such information as the Adviser, consultant(s) and the Trust's custodian may reasonably request relating to all transactions concerning the Sub-Adviser Assets. The parties hereto agree that the Sub-Adviser will not have custody of any assets of the Trust.

(j) Historical Performance Information. To the extent agreed upon by the Parties, the Sub-Adviser will provide the Trust with historical performance information on similarly managed investment companies or for other similarly managed accounts to be included in the Prospectus or for any other uses permitted by applicable law. Provided that the historical performance information so provided is numerically accurate, the Sub-Adviser assumes no liability for its inclusion in the Prospectus, sales literature or advertising or other use by the Adviser or the Trust.

3. Independent Contractor. In the performance of its duties hereunder, the Sub-Adviser is and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent a Fund, the Trust or the Adviser in any way or otherwise be deemed an agent of a Fund, the Trust or the Adviser.

4. Expenses. During the term of this Agreement, except as otherwise provided herein, Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the costs of securities, commodities and other investments (including brokerage commissions, other transaction charges and interest, if any) purchased or otherwise acquired, or sold or otherwise disposed of for a Fund. The Sub-Adviser shall, at its sole expense, employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement. The Trust or the Adviser, as the case may be, shall reimburse the Sub-Adviser for any expenses as may be reasonably incurred by the Sub-Adviser, at the request of and on behalf of a Fund or the Adviser. The Sub-Adviser shall keep and supply to the Trust and the Adviser reasonable records of all such expenses.

5. Compensation. For the services provided and the expenses assumed with respect to a Fund pursuant to this Agreement, the Sub-Adviser will be entitled to the fee as described and for the Fund(s) listed on Exhibit A. Any fee earned and due to the Sub-Adviser shall be payable no later than the tenth (10th) business day following the date of calculation, from the Trust on behalf of the Fund(s).

If this Agreement is terminated prior to the end of any calendar month, the fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 10 business days after the date of termination.

6. Representations and Warranties of the Sub-Adviser. The Sub-Adviser represents and warrants to the Adviser and the Trust as follows:

(a) The Sub-Adviser is and will remain registered as an investment adviser under the Advisers Act to the extent required thereby;

(b) The Sub-Adviser is a corporation duly organized and validly existing under the laws of the State of Delaware, with the power to own and possess its assets and carry on its business as it is now being conducted;

(c) The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser's powers and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement (except for any necessary amendments of the Sub-Adviser's Form ADV), and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser's governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser; and

(d) The Form ADV of the Sub-Adviser previously provided to the Adviser (a copy of which is attached as Exhibit B to this Agreement) is a true and complete copy of the form Part 1 of which is currently filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Sub-Adviser will promptly provide the Adviser and the Trust with a complete copy of all subsequent amendments to its Form ADV (including, without limitation, any necessary amendments of the Sub-Adviser's Form ADV to reflect the execution, delivery and performance of this Agreement).

7. Representations and Warranties of the Adviser. The Adviser represents and warrants to the Sub-Adviser and the Trust as follows:

(a) The Adviser is and will remain registered as an investment adviser under the Advisers Act to the extent required thereby;

(b) The Adviser is a corporation duly organized and validly existing under the laws of the State of California with the power to own and possess its assets and carry on its business as it is now being conducted;

(c) The execution, delivery and performance by the Adviser of this Agreement are within the Adviser's powers and have been duly authorized by all necessary action on the part of its Board of Directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser's governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(d) The Form ADV of the Adviser as provided to the Sub-Adviser is a true and complete copy of the form as currently filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(e) The Adviser shall provide to the Sub-Adviser a complete copy of each amendment to its Form ADV;

(f) The Adviser acknowledges that it received a copy of the Sub-Adviser's Form ADV (a copy of which is attached as Exhibit B) at least 48 hours prior to the execution of this Agreement; and

(g) The Adviser and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Adviser to enter into this Agreement.

8. Use of Sub-Adviser's Name and Logo. During the term of this Agreement, the Adviser and the Trust shall have the non-exclusive and non-transferable right to use the Sub-Adviser's name and logo in all prospectuses, proxy statements and reports to shareholders relating to the Funds. All standard promotional or sales literature and other written materials prepared for distribution to shareholders of the Fund(s) or the public must be in accordance with the License Agreement outlined in Exhibit D. The Sub-Adviser's prior approval, not to be unreasonably withheld, shall be required for any use of its name and/or logo in other materials. Upon termination of this Agreement, the Fund and the Adviser shall forthwith cease to use such names (and logo), except as provided for herein. In addition, the Sub-Adviser may use the names of the Adviser and the Fund in its representative client lists, which may be shared with persons not currently affiliated with the Adviser or the Sub-Adviser. Upon termination of this Agreement, the Sub-Adviser shall forthwith cease to use such names.

9. Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by the Sub-Adviser and the Adviser pursuant to Sections 6 and 7, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

10. Liability and Indemnification.

(a) Liability. The duties of the Sub-Adviser shall be confined to those expressly set forth herein, with respect to the Sub-Adviser Assets. The Adviser and the Trust acknowledge that the Sub-Adviser makes no guaranty that specific investment results will be achieved, regardless of any understanding, express or implied, between the Sub-Adviser and the Adviser or the Trust about the investment objectives of the Sub-Adviser Assets. The Sub-Adviser shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law or the Advisers Act which cannot be waived or modified hereby. Without limiting the foregoing, the Sub-Adviser shall have no responsibility whatsoever under this Agreement for, and shall incur no liability for any loss or other damages which may result from (i) the establishment of the Prospectus or (ii) any action taken by the Sub-Adviser at the direction of the Adviser or Trust or any failure of the Sub-Adviser to act in the absence of such directions in connection with any matter as to which the Sub-Adviser has no discretionary authority under this Agreement.

(b) Indemnification. The Sub-Adviser shall indemnify the Adviser, the Trust and each Fund, and their respective affiliates and controlling persons for any liability and expenses, including reasonable attorneys' fees, which the Adviser, the Trust or a Fund and their respective affiliates and controlling persons may sustain as a result of the Sub-Adviser's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, provided, however, that neither the Adviser, the Trust nor any Fund shall be indemnified for any liability or expenses which may be sustained as a result of the breach by any one of them of this Agreement, willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law.

The Adviser shall indemnify the Sub-Adviser, its affiliates and its control persons (who are not shareholders of the Trust) for a) any liability and expenses, including reasonable attorneys' fees, howsoever arising from, or in connection with, the Adviser's breach of this Agreement or its representations and warranties herein, willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or a violation of applicable law; provided, however, that the Sub-Adviser shall not be indemnified for any liability or expenses which may be sustained as a result of the Sub-Adviser's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law; or b) any claim that documents filed with the Securities and Exchange Commission with respect to any Fund, including without limitation, the Prospectus or Statement of Additional Information, contains any misstatement of material fact, omits to state any fact necessary to make the statements therein not misleading, or omits any information required by applicable law or

regulation to be included therein (provided that the misstatement or omission was not based on written information provided by the Sub-Advisor specifically for inclusion therein).

A party indemnified hereunder shall notify the party from whom indemnification is sought promptly after receipt of notice of the commencement of any action or proceeding, or threat thereof, or any other circumstance, for which indemnification may be sought hereunder; provided that the failure to do so shall not relieve the indemnifying party of its obligations hereunder except to the extent its is prejudiced thereby. The indemnifying party may participate in, and, to the extent it elects, assume and control the defense of any such action or proceeding with counsel reasonably satisfactory to the indemnified party, and the indemnified party shall cooperate fully with the indemnifying party, at the indemnifying party's expense, in defense of such claim. After the indemnifying party elects to assume the defense of such an action or proceeding, it shall not be obligated to pay any legal fees or costs of separate counsel to the indemnified party incurred without its consent. The indemnified party shall not concede liability, and shall not be indemnified with respect to any compromise or settlement in any action or proceeding without the indemnifying party's prior written consent.

11. Duration and Termination.

(a) Duration. This Agreement, unless sooner terminated as provided herein, shall remain in effect from the date of execution or, if later, the date the initial capital to a Fund of the Trust is first provided (the "Effective Date"), until two years from the Effective Date, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (1) by the vote of a majority of those Trustees of the Trust who are not interested persons of any Party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (2) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of each Fund (except as such vote may be unnecessary pursuant to relief granted by an exemptive order from the SEC). The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b) Termination. This Agreement may be terminated as to any Fund at any time, without the payment of any penalty by: (1) the vote of a majority of the Trustees of the Trust or by the Adviser, in each case, on not less than 30 days nor more than 60 days written notice to the Sub-Adviser, or (2) by any Party immediately upon written notice to the other Party in the event of a breach of any provision to this Agreement by such other Party, or (3) by the Sub-Adviser at any time without the payment of any penalty, on not less than 30 days' nor more than 60 days written notice to the Adviser and the Trust.

This Agreement shall not be assigned and shall terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive relief, or no-action letter provided or pursuant to the 1940 Act, or upon the termination of the Advisory Agreement.

This Agreement shall extend to and bind the successors and permitted assigns of the Parties.

12. Amendment. This Agreement may be amended by mutual written consent of the Parties, provided that the terms of any material amendment shall be approved by: (a) the Trust's Board of Trustees and (b) the vote of a majority of those Trustees of the Trust who are not interested persons of any Party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law, and unless otherwise permitted pursuant to exemptive relief granted by the SEC or no-action position granted by the SEC or its staff, by a vote of the majority of a Fund's outstanding voting securities.

13. Limitation of Liability. It is expressly agreed that the obligations of the Funds hereunder shall not be binding upon any of the trustees, shareholders, officers, agents or employees of Funds personally, but only bind the property of the Funds, as provided in the Trust's Declaration of Trust.

14. Confidentiality. Subject to the duties of the Adviser, the Trust (and each Fund), and the Sub-Adviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the Parties hereto shall treat as confidential all information pertaining to a Fund and the actions of the Sub-Adviser, the Adviser, the Trust, and a Fund in respect thereof. In accordance with Section 248.11 of Regulation S-P (17 CFR 248.1-248.30), Sub-Adviser will not directly, or indirectly through an affiliate, disclose, except as permitted or required by law, any non-public personal information, as defined in Reg. S-P, received from the Trust or the Adviser, regarding any shareholder, to any person that is not affiliated with the Trust or with Sub-Adviser, and, provided that, any such information disclosed to an affiliate of Sub-Adviser shall be under the same limitations on non-disclosure. The Sub-Adviser may disclose the existence of this Agreement and information about the Sub-Adviser Assets and their management to its bankers, advisers and others who have a relationship of confidence with the Sub-Adviser and need to know such information in the ordinary course of their business with the Sub-Adviser.

15. Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the Party giving notice to the other Party at the last address furnished by the other Party:

(a) If to the Adviser:

Jeffrey A. Dunham, President & CEO
Dunham & Associates Investment Counsel, Inc.
P.O. Box 910309
San Diego, CA 92191
Phone: (858) 964-0500

(b) If to the Trust:

Denise S. Iverson, Treasurer
Dunham Funds
P.O. Box 910309
San Diego, CA 92191
Phone: (858) 964-0500

(c) If to the Sub-Adviser:

Attention: Chief Financial Officer
Marvin & Palmer Associates, Inc.
1201 N. Market Street, Suite 2300
Wilmington, DE 19801
Phone: (302) 573-3570

16. Governing Law. This Agreement shall be governed by the internal laws of the State of California, without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

17. Entire Agreement. This Agreement embodies the entire agreement and understanding between the Parties, and supersedes all prior agreements and understandings relating to this Agreement's subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

18. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

19. Certain Definitions. For the purposes of this Agreement and except as otherwise provided herein, "interested person," "affiliated person," "affiliates," "controlling persons" and "assignment" shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC.

20. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

21. Force Majeure. Without in any way limiting any other provision hereof, the Sub-Adviser shall not be responsible or liable for any losses to the Sub-Adviser Assets resulting from nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Sub-Adviser Assets; or acts of war, terrorism, insurrection or revolution; or acts of God; or any other similar event beyond the control of the Sub-Adviser.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first written above.

ADVISER
DUNHAM & ASSOCIATES INVESTMENT COUNSEL, INC.

By: ______________________________
Name: Jeffrey A. Dunham
Title: President

TRUST
DUNHAM FUNDS

By: ______________________________
Name: Denise S. Iverson
Title: Treasurer
Date:

SUB-ADVISER
MARVIN & PALMER ASSOCIATES, INC.

By: [signature]
Name: DAVID F. MARVIN
Title: CHAIRMAN

EXHIBIT A TO

SUB-ADVISORY AGREEMENT

AMONG

DUNHAM & ASSOCIATES INVESTMENT COUNSEL, INC.;

DUNHAM FUNDS;

AND

MARVIN & PALMER ASSOCIATES, INC.

Effective on or about November 1, 2009

DUNHAM EMERGING MARKETS STOCK FUND Class C
Ticker: DCEMX
DUNHAM EMERGING MARKETS STOCK FUND Class N
Ticker: DNEMX
DUNHAM EMERGING MARKETS STOCK FUND Class A
Ticker: DAEMX

FEE SCHEDULE / COMPENSATION

The Sub-Adviser shall be paid a Fulcrum Fee, consisting of a "Base Fee" and a "Performance Fee" component. Definitions, along with the specific methods of calculation, are described below.

Base Fee

60 Basis Points (0.60%) annually
(one basis point "bp" equals one hundredth of one percent)

Performance Fee

The performance fee rate will vary by up to +/-50 bps (0.50%) and the Performance Fee shall be added to or subtracted from the Base Fee to arrive at the total Fulcrum Fee. The comparative index is the MSCI Emerging Markets Index USD Net Dividends (Net Dividends assumes that the dividend is reinvested after the deduction of the withholding tax rate selected by MSCI) (the "Index") over the applicable measurement period. Fund performance will be based on Class N share performance (net of all expenses). The Adviser shall notify the Sub-Adviser prior to any changes to the expense structure of Class N or prior to the addition of any new classes to the Fund.

The performance fee rate will increase/decrease by 1 bp (0.01%) for each 6 bps (0.06%) of outperformance/underperformance of the Index. There will be no adjustment to the Base Fee, i.e. the performance fee rate will be 0% if the Fund performs within the "null zone," defined as +/-30 bps (0.30%) relative to the Index.

It is possible that the Fund could pay the Sub-Adviser more than the Base Fee even though the performance of both the Fund and the Index is negative. This may occur when the decline in the performance of the Index is greater than the decline in the Fund's performance.

Calculation method for the first year of the Agreement:

During the first twelve months of the Agreement (November 1, 2009 through October 31, 2010), the Fund will accrue daily both the Base Fee and the Performance Fee. The Base Fee will be calculated at the annual rate disclosed above based on the daily net assets of the Fund. The performance fee rate will be derived from the comparative performance of the Fund to the Index, according to the terms discussed above, for the period beginning from the inception date of the Agreement (November 1, 2009) through the date of calculation. The performance fee rate will be applied to the average daily net assets of the Fund during the same measurement period used to calculate the Performance Fee. During the first twelve months, the Sub-Adviser will be paid out monthly the "Minimum Fee" (Base Fee (0.60%) less the maximum performance fee rate (0.50%)), which is 0.10% per annum. At the end of the first year, the Sub-Adviser will be paid a lump sum that reflects the total accrued Fulcrum Fee (Base Fee plus or minus Performance Fee) less any Minimum Fees paid out during the first year (November 1, 2009 through October 31, 2010). For a more detailed explanation, see Exhibit C.

Calculation method beginning with the thirteenth month of the Agreement:

Base Fee The Base Fee will be computed daily at the annual rate disclosed above applied to the Fund's daily net assets.

Performance Fee The performance fee rate will be derived from the comparative performance of the Fund relative to the Index, according to the terms discussed above, over a trailing 12-month period that is "built up" each month as described in Exhibit C. The Performance Fee to be paid will be calculated by applying the annualized performance fee rate calculated to the Fund's average daily net assets during the "built up" trailing 12-month period as described in Exhibit C. The Performance Fee will be accrued daily.

Fulcrum Fee The total Fulcrum Fee (Base Fee plus or minus Performance Fee) will be paid monthly.

By virtue of using average daily net assets over a "rolling" 12-month period for purposes of calculating the Performance Fee while using average net assets for the month for the purposes of calculating the Base Fee, the actual total Fulcrum Fee paid by the Fund to the Sub-Adviser may be higher or lower than the maximum or minimum annual rates described above if the average daily net assets do not remain constant during the rolling 12-month period. If the Fund is significantly underperforming versus the Index and the Fund's net assets have declined significantly, the monthly total Fulcrum Fee can be a negative number (although the Base Fee rate minus the performance fee rate can never be negative (the Minimum Fee is 10bps), the Fulcrum Fee can be negative). In such instances, if there is a negative Fulcrum Fee and this is not earned back or offset the following month, the Sub-Adviser must reimburse the Fund the amount of the negative Fulcrum Fee within 90 days. Likewise, in the case where the Fund has significantly underperformed versus the Index but net assets have increased significantly, the monthly total Fulcrum Fee can be greater than the Minimum Fee (10 bps) although the Base Fee rate minus the performance fee rate may be 0.10%. Again, this is due to the fact that different periods are used as a basis for determining the net assets used to calculate both the Base Fee and the Performance Fee. In such instances, the Fund will pay the Sub-Adviser the monthly Fulcrum Fee. For a more detailed explanation, see Exhibit C.

In the event this Agreement is terminated, the total Fulcrum Fee accrued as of the effective date of the termination will be computed and the Sub-Adviser shall reimburse the Fund if the accrued Fulcrum Fee is negative and the Fund shall pay the Sub-Adviser if the accrued Fulcrum Fee is positive.

The Fee Table below illustrates how the performance fee rate is calculated:

Cumulative Twelve Month **Return Versus Index**	**Performance Fee** **Rate**
3.00% or more Greater than the Index	0.500%
2.80% Greater than the Index	0.467%
2.60% Greater than the Index	0.433%
2.40% Greater than the Index	0.400%
2.20% Greater than the Index	0.367%
2.00% Greater than the Index	0.333%
1.80% Greater than the Index	0.300%
1.60% Greater than the Index	0.267%
1.40% Greater than the Index	0.233%
1.20% Greater than the Index	0.200%
1.00% Greater than the Index	0.167%
0.80% Greater than the Index	0.133%
0.60% Greater than the Index	0.100%
0.40% Greater than the Index	0.067%
0.31% Greater than the Index	0.052%
0.30% Greater than the Index	**0.000%**
Even with the Index	**0.000%**
0.30% Less than the Index	**0.000%**
0.31% Less than the Index	-0.052%
0.40% Less than the Index	-0.067%
0.60% Less than the Index	-0.100%
0.80% Less than the Index	-0.133%
1.00% Less than the Index	-0.167%
1.20% Less than the Index	-0.200%
1.40% Less than the Index	-0.233%
1.60% Less than the Index	-0.267%
1.80% Less than the Index	-0.300%
2.00% Less than the Index	-0.333%
2.20% Less than the Index	-0.367%
2.40% Less than the Index	-0.400%
2.60% Less than the Index	-0.433%
2.80% Less than the Index	-0.467%
3.00% or more Less than the Index	-0.500%

EXHIBIT B

MARVIN & PALMER ASSOCIATES, INC.

FORM ADV

EXHIBIT C

Performance Fee Calculation Detailed Description

Definitions:

Base Fee Rate: 0.60%

Performance Fee Rate: +/- 0.50%

Null Zone: +/-0.30%

Benchmark: MSCI Emerging Markets Index Net (USD). The Benchmark Total Return is the return of the Benchmark over a specified period.

Net Assets: The excess of the fair value of securities owned, cash, receivables, and other assets over the total liabilities (including all operating expenses) of the Fund.

Total Return: A periodic measure of a Fund's overall change in value, which assumes the reinvestment of dividends and capital gains distributions.

Sub-Advisory Fee Calculation Methodology:

Initial Year (11/1/2009 to 10/31/2010):

- **Base Fee**
  1. The Base Fee shall be calculated on a daily basis by applying the Base Fee Rate to the total Fund Net Assets from the prior day.

     Formula: Daily Base Fee = Prior Day Fund Net Assets * (Base Fee Rate / 365 or 366)

- **Performance Fee**
  1. The Comparative Performance ("CP") shall be calculated on a daily basis by comparing the Benchmark Total Return to the Fund Class N shares Total Return for the period from inception of the sub-advisory contract (November 1, 2009) through the prior business day ("Measurement Period") to determine over/under performance.

     Formula: CP = Fund Class N Total Return – Benchmark Total Return

  2. The Performance Fee Rate ("PFR") shall be calculated on a daily basis by dividing CP by 6. In other words, the Performance Fee Rate will increase/decrease by 1 basis point (0.01%) for every 6 basis points (0.06%) that Class N shares out/under perform the Benchmark.

     a. For CP calculations that fall within the null zone (i.e. +/-0.30%), the PFR will be 0.00%.
     b. The maximum PFR will be 0.50% and the minimum PFR will be -0.50%.

     Formula: PFR = CP / 6

3. The Performance Fee ("PF") shall be calculated on a daily basis (cumulative since the start date of 11/1/09) by applying the PFR to the Fund Average Daily Net Assets during the Measurement Period and multiplying the results by the number of days in the Measurement Period divided by the total number of days in the year.

   Formula: Cumulative PF during the Measurement Period = (PFR * Measurement Period Average Daily Net Assets) * (Days in Measurement Period / 365 or 366)

- **Fulcrum Fee**
  1. The Performance Fee is added to or subtracted from the Base Fee to equal the Fulcrum Fee ("FF").

     Formula: FF = BF +/- PF

- **Payment Method**
  1. On a monthly basis, the Fund shall pay to the Sub-Adviser the Minimum Fee Rate ("MFR") earned of 0.10% on an annualized basis (Base Fee – PFR minimum) applied to the Average Daily Net Assets for the month.

     Formula: MF = (0.10% * Average Daily Net Assets for the month) * (Days in Month / 365 or 366)

  2. At the end of the initial year (11/1/2009 to 10/31/2010) of the Sub-Advisory contract, the Fund shall pay to the Sub-Adviser in a lump sum the accrued Fulcrum Fee, less the total of any Minimum Fees paid out during the year.

After Initial Year (11/1/2010 forward):

- **Base Fee**
  1. As in the initial year, the Base Fee shall be calculated each month on a daily basis by applying the Base Fee Rate to the total Fund Net Assets from the prior day.

     Formula: Daily Base Fee = Prior Day Fund Net Assets * (Base Fee Rate / 365 or 366)

- **Performance Fee**

  1. The Comparative Performance ("CP") shall be calculated daily by comparing the Benchmark Total Return to the Fund Class N shares Total Return on a built up rolling 12-month period to determine over/under performance.

     a. The beginning date of the Measurement Period for calculating Total Return remains fixed at the first day of the 12-month period (Month 1) and ends with the prior business day of the current month (Month 12), until such time as you reach month-end, thereby "building up" to the 12-month Measurement Period. (Example: 12/1/09-11/1/10; 12/1/09-11/2/10,...12/1/09-11/30/10)
     b. Once a 12-month period is reached, the beginning date of the Measurement Period for calculating Total Return is rolled one month and calculated in the same manner (Example: 1/1/10-12/1/11, 1/1/10-12/2/11,...1/1/10-12/31/11)

     Formula: CP = Fund Class N Total Return – Benchmark Total Return

2. The Performance Fee Rate ("PFR") shall be calculated on a daily basis by dividing CP by 6. In other words, the Performance Fee Rate will increase/decrease by 1 basis point (0.01%) for every 6 basis points (0.06%) that Class N shares out/under perform the Benchmark.
    a. For CP calculations that fall within the null zone (i.e. +/-0.30%), the PFR will be 0.00%.
    b. The maximum PFR will be 0.50% and the minimum PFR will be -0.50%.

   Formula: PFR = CP / 6

3. The Performance Fee ("PF") shall be calculated on a daily basis (cumulative from the start of the month through the prior business day of the current month) by applying the PFR (during the Measurement Period used to calculate CP) to the Fund Average Daily Net Assets during the Measurement Period used to calculate CP (See Step 1a of the Performance Fee section above) and multiplying the results by the number of days in the current month of the Measurement Period (Month 12) divided by the total number of days in the year.

   Formula: Cumulative PF for the month = (PFR * Average Daily Net Assets during Measurement Period used to compute CP) * (Days in current month / 365 or 366)

- **Fulcrum Fee**
  1. The Performance Fee is added to or subtracted from the Base Fee to equal the Fulcrum Fee ("FF").

     a. By virtue of using different periods for calculating average daily net assets for the Performance Fee (a "rolling" 12-month period) versus the Base Fee (the most recent month), the actual total FF for the month may be higher than the maximum annual rate of 1.10% (0.60% Base Fee + 0.50% Performance Fee) or lower than the minimum annual rate of 0.10% (0.60% Base Fee – 0.50% Performance Fee) if the average daily net assets do not remain constant during the rolling 12-month period.

     Formula: FF = BF +/- PF

- **Payment Method**
  1. On a monthly basis, the Fund shall pay to the Sub-Adviser the total accrued Fulcrum Fee.

     a. As described under item 1.a. of the Fulcrum Fee section above, in the case where the Fund is significantly underperforming versus the Benchmark and the Fund's net assets have declined significantly, the monthly total FF can be a negative number (although the Base Fee Rate minus the Performance Fee Rate can never be negative (the Minimum FF is 10bps), the FF itself can be negative) (*See Example Below*). Although rare, in such instances, if there is a negative FF and this is not earned back or offset within 90 days, the Sub-Adviser must subsequently reimburse the Fund the amount of the negative FF.

     Example:
     Base Fee: $20 million (Avg Daily Net Assets For Most Recent Month) * 0.60% * (31/365) = $10,191.78

Performance Fee: $30 million (Avg Daily Net Assets for rolling 12-month period) * -0.50% * (31/365) = $(12,739.73)
Total Fulcrum Fee: $(2,547.95) = $10,191.78 (Base Fee) - $12,739.73 (Performance Fee)

b. Likewise, in the case where the Fund has significantly underperformed versus the Benchmark but net assets have increased significantly, the monthly total FF can be greater than the Minimum FF (*See Example Below*). Again, this is due to the fact that different periods are used as a basis for determining the average net assets used to calculate both the Base Fee and the Performance Fee. In such instances, the Fund will pay the Sub-Adviser the monthly Fulcrum Fee.

Example:
Base Fee: $30 million (Avg Daily Net Assets For Most Recent Month) * 0.60% * (31/365) = $15,287.67
Performance Fee: $20 million (Avg Daily Net Assets for rolling 12-month period) * -0.50% * (31/365) = $(8,493.15)
Total Fulcrum Fee: $6,794.52 = $15,287.67 (Base Fee) - $8,493.15 (Performance Fee)

EXHIBIT D

LICENSE AGREEMENT

THIS LICENSE AGREEMENT, effective as of the 1st day of November, 2009 is entered into by and among Marvin & Palmer Associates, Inc., a Delaware corporation ("MPA"), Dunham & Associates Investment Counsel, Inc., a California corporation ("Adviser") and Dunham Funds, a Delaware statutory trust ("Trust")

RECITALS:

WHEREAS, MPA has adopted and used the service marks/trademarks "Marvin & Palmer" and "Marvin & Palmer" Logo shown in Exhibit D.1 for investment management services as more fully recited in Exhibit D.1 (hereinafter the "Service Marks"); and

WHEREAS, Adviser is the investment adviser to Trust, which is a registered investment company with a number of open-end mutual funds;

WHEREAS, the Adviser and Trust are retaining MPA to manage the investment of one or more of such funds (collectively, the "Fund");

WHEREAS, Adviser and Trust propose to use and desires to obtain a license to use the Service Marks in connection with the marketing and promotion of the Fund to reflect MPA's role as investment manager of the Fund, and MPA is willing to grant such a license to Adviser and Trust under the terms and conditions herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1.

GRANT OF LICENSE

1.1 MPA grants to Adviser and Trust a non-exclusive license to use the name and Service Marks "Marvin & Palmer" and "Marvin & Palmer" Logo in the United States in connection with the marketing and promotion of the Fund to reflect MPA's role as investment manager of the Fund and subject to the terms of this license. In addition, MPA may, upon request by Adviser and Trust, grant the license provided under the preceding sentence with

respect to such other countries as MPA in its sole discretion determines in writing from time to time and subject to the receipt of any applicable regulatory approvals (each additional country approved in writing, an "Other Country"). Adviser and Trust will not have the right to assign, sublicense or grant any right or interest in the Service Marks to a third party provided that Adviser may grant to any wholly owned affiliate of Adviser a license to use the name or Service Marks to the same extent that Adviser is permitted under this License Agreement for the purpose of marketing the Fund so long as (1) such affiliate agrees in writing to be bound under the terms of this License Agreement to the same extent that Adviser is bound hereunder and (2) Adviser gives written notice of such grant to MPA prior to use of any Service Mark by such affiliate.

ARTICLE 2.

OWNERSHIP OF SERVICE MARK

2.1 Adviser and Trust acknowledge MPA's ownership of the Service Marks and agree that they will do nothing inconsistent with such ownership. All use of the Service Marks by Adviser and Trust shall inure to the benefit of and be on behalf of MPA. Adviser and Trust agree that nothing in this License Agreement shall give Adviser and Trust any right, title or interest in the Service Marks other than as set forth in this License Agreement. Adviser and Trust agree that they will not contest the validity of MPA's Service Marks or MPA's ownership thereof nor assist any third party to do so.

ARTICLE 3.

QUALITY STANDARDS AND MAINTENANCE

3.1 Adviser and Trust agree that their use of the Service Marks in connection with the products advertised, offered for sale, and/or sold by them in connection with the Service Marks shall conform to standards set by MPA and shall be under the control of MPA. During the term of this License Agreement, all labels, brochures, pamphlets, catalogs, packaging, advertisements or other literature promoting the Fund or Adviser's and Trust's business in which the Service Marks are used (the "Sales Materials") shall be subject to prior approval by MPA to assure consistency with MPA's standards. Adviser and Trust shall provide MPA with samples of all Sales Materials containing Service Marks before such Sales Materials are sent out for production and distribution. At such time, MPA will have the opportunity to review and provide comments

concerning such Sales Materials.

3.2 Adviser and Trust agree to cooperate with MPA in facilitating MPA's control of the nature, quality and standards, as provided in paragraph 3.1, to permit, upon reasonable written notice to Adviser and Trust, inspection of Adviser's and Trust's operations relative to Adviser's and Trust's use of the Service Marks at reasonable times to the extent deemed reasonably necessary by MPA to monitor and control Adviser's and Trust's performance under this license. Adviser and Trust will supply MPA with specimens of use of the Service Marks and the products with which the Service Marks are used, upon request. Adviser and Trust will comply with all applicable laws and regulations and obtain all appropriate government approvals pertaining to the sale, distribution and advertising of the products covered by this License Agreement.

ARTICLE 4.

FORM OF USE

4.1 Adviser and Trust must:

(a) obtain MPA's prior written authorization for each intended use of the Service Marks (such approval may be given for specific instances, or more generally for types or categories of use);

(b) notwithstanding any deemed or affirmative approval under paragraph 3.1, observe any direction from MPA concerning Adviser's and Trust's use or representation of the Service Marks and any requirements of MPA for maintaining the distinctiveness or integrity of the Service Marks (including, without limitation, requirements concerning use of service mark or trade mark indicia). Adviser and Trust acknowledge that a breach of this obligation is a material breach that if not rectified will entitle MPA to terminate this license under paragraph 5.2;

(c) subject to (a) and (b) above, ensure that no trademark of Adviser or Trust or any of their affiliates (a "Licensee Trademark") is used with the Service Marks in a way that suggests that the Service Marks is, or is part of, a Licensee Trademark;

(d) use reasonable efforts to:

(i) ensure that any use by Adviser and Trust or a sub-licensee of the Service Marks is appropriately set off from surrounding material so as to

maintain the distinctiveness of the Service Marks (for example, by using differing lettering, coloring or shading); and

(ii) include with all uses of the Service Marks, an ^{SM} device (where Service Marks are unregistered), or an ® device (where Service Marks are registered) referring to a notice positioned as a footnote to the effect that the Service Mark "is a service mark of Marvin & Palmer Associates, Inc. used under license", or, if applicable under the law of the place where the Service Marks are used (for example, if an ^{SM} device is not in use), a ^{TM} device or such other annotation as may be appropriate in such place.

4.2 Adviser and Trust must not:

(a) use or permit the Service Marks to be used in a manner that may cause their distinctiveness, or the reputation or goodwill in the Service Marks, to be prejudiced;

(b) use or file trademark applications for any substantially similar or confusingly or deceptively similar names or marks to the Service Marks; and

(c) use the names "*Marvin*" or "*Palmer*" as a trademark or a service mark in connection with any investment management fund or investment product that is not authorized by MPA;

(d) apply for registration of or use any business name, company name or Internet domain anywhere in the world that includes the words "*Marvin*" or " *Palmer*" or any combination thereof or any confusingly similar names.

ARTICLE 5.

TERMINATION

5.1 The rights granted under this License Agreement will continue until MPA ceases to be an investment manager of any Fund.

5.2 MPA may, by written notice, immediately terminate this license if Adviser or Trust or any sub-licensee breaches any term of this license and fails to remedy its breach (if the breach is capable of remedy) within ten (10) working days of receiving written notice from MPA.

5.3 MPA may, by written notice, immediately terminate this license with respect to any country for which it has been granted if any third party challenges, or notifies MPA that it

will challenge, MPA's right to use the Service Marks in such country and MPA has been advised by counsel, which may be internal or external counsel, that such third party's claim is not without merit.

ARTICLE 6.

RIGHTS ON TERMINATION AND EXPIRATION

6.1 Following termination or expiration of this license, Adviser and Trust must:

(a) within 30 days of termination or expiration and at Adviser's and Trust's cost ,

(i) change all marketing and promotional materials relating to the Fund so that they do not include the name or Service Marks or any reference to the names "*Marvin*" or "*Palmer*";

(ii) use its best efforts to remove all its marketing and promotional materials featuring the Service Marks from the marketplace in the United States and Other Countries and to destroy such materials;

(b) otherwise cease uses of the Service Marks licensed hereunder and not thereafter use any service marks or trade marks that are similar, substantially identical with or confusingly or deceptively similar to the Service Marks; and

(c) in the event that MPA terminates this License Agreement for breach of any provision of this License Agreement by Adviser or Trust or any sub-licensee,

(i) Adviser and Trust will not be excused from its previously incurred obligations hereunder that can be performed without requiring the grant of further rights;

(ii) MPA and its successors and assigns shall have the right to bring any and all claims, actions, and causes of action against Adviser or Trust or any sub-licensee to recover any damages and losses, and seek redress of any injuries to MPA, the Marvin & Palmer name and/or the Service Marks resulting from the breach by Adviser or Trust or any sub-licensee.

ARTICLE 7.

ACKNOWLEDGEMENTS BY ADVISER AND TRUST

7.1 Adviser and Trust :

(a) confirm that at the date of this license, they have not used any name or mark, or made any trademark application that is inconsistent with MPA's ownership of or rights in respect of the Service Marks or with the terms of this license;

(b) acknowledge that no rights are granted to it under this license in connection with any other name, trademark, logo, or device used or owned by MPA;

(c) acknowledge that nothing in this license affects MPA's right to continue to use the Service Marks and its own name, in the United States, the Other Countries (as applicable from time to time) and elsewhere, in connection with any of its existing or future services or financial products and that it may license such rights to any third party;

(d) confirm that they will cooperate with, and upon request, will provide reasonable assistance to MPA in connection with:

(i) the prosecution of any service mark or trademark applied for by MPA, which incorporates, or is based upon, the Service Marks;

(ii) any dispute concerning the Service Marks brought by any third party;

(e) acknowledge that MPA does not warrant that it owns or has clear title to the Service Marks and, with the exception of the representation set out in paragraph 8.1 below, that Adviser and Trust uses the Service Marks at their own risk and without any express or implied warranties or representations of any kind;

(f) acknowledge that the restrictions and obligations of the Licensee in Articles 2, 4, 6, 7 10 and 11 survive termination or expiration of this license;

(g) acknowledge that the powers conferred on authorized users of trademarks and service marks by statute are expressly excluded, and this License Agreement is the sole source of Adviser's and Trust's rights to use the Service Marks;

(h) will not, during the term of or after the termination of this License Agreement, oppose or otherwise object to any application for registration of the Service Marks anywhere in the world.

7.2 Notwithstanding the provisions of Section 7.1(g) to the contrary, the parties hereto acknowledge and agree that of MPA as the investment manager of any Fund gives Adviser and Trust and their affiliates a right to name MPA and disclose that MPA is the

investment manager of the Fund as a factual matter in any prospectus, regulatory filing or other comparable document, which is outside the scope of this License Agreement. The parties hereto further acknowledge and agree that any such right created by such investment shall not waive any of the rights or obligations created under this License Agreement.

ARTICLE 8.

ACKNOWLEDGEMENT BY MPA

8.1 MPA represents that it is not aware of any claim that any other person is the owner of, or has an interest in, MPA's name or Service Marks in the United States in relation to fund management services in class 36.

ARTICLE 9.

NOTIFICATION OF UNAUTHORIZED USE

9.1 Adviser and Trust agree to notify MPA of any unauthorized use or threatened infringement of the Service Marks promptly as it comes to either of their attention. MPA shall have the sole right and discretion to bring infringement, unfair competition, or other proceedings involving the name or Service Marks against third parties.

ARTICLE 10.

INDEMNIFICATION

10.1 Except as noted in paragraph 10.2 below, each of Adviser and Trust, for itself, its successors, and its assigns, agrees to defend, indemnify, and save MPA and its successors and assigns harmless from and against any and all claims, demands, damages, actions, or causes of action, together with any and all losses, costs, or expenses in connection therewith or related thereto, asserted by any person or persons, including employees of each of Adviser and Trust , and arising from any breach of this License Agreement by Adviser or Trust or any sub-licensee, except to the extent caused solely by the fault or negligence of MPA. In connection with any demands, claims, or any other legal proceedings covered by this Section 10.1, MPA retains the right to be represented, at its sole option, by attorneys of its own selection, at its own expense. The exercise of its right to select its own attorneys will in no way detract from or release Adviser and Trust from their obligation to indemnify and hold harmless MPA under this License

Agreement.

10.2 If any action or claim is made against Adviser or Trust or any affiliate alleging that the use of the Service Marks by Adviser or Trust in accordance with the terms of this License Agreement infringes the rights of others, or that Advise and Trust have no interest therein, or that Adviser and Trust are not authorized to use the same, and if Adviser and Trust notify MPA of such alleged infringement promptly and in writing MPA may, in its sole discretion, defend such action or settle such action. MPA shall indemnify and hold Adviser and Trust, their affiliates, directors, officers, employees and agents harmless from and against any losses, damages, expenses (including, without limitation, attorneys' fees and disbursements), fines and amounts actually, reasonably and directly incurred by any of them in connection with or arising out of any action or claim of infringement of a third party's rights by reason of Adviser's or Trust's use of the Service Marks in accordance with the terms of this License Agreement. Notwithstanding the foregoing, MPA shall not be liable for any indirect, special or consequential damages, including, without limitation, lost profits or punitive damages.

10.3. In no event shall either party, or any of its employees or agents be liable for indirect, special, or consequential losses or damages, loss of profits, or the like to the other party, its subcontractors, customers, or any other third party.

ARTICLE 11.

GENERAL

11.1. It is understood and agreed that Adviser and Trust are not, by this License Agreement or anything herein contained, constituted or appointed the agents or representatives of MPA for any purpose whatsoever, nor shall anything herein contained be deemed or construed as granting to Adviser and Trust any right or authority to assume or to create any obligation or responsibility, express or implied, for or on behalf of or in the name of MPA, or to bind MPA in any way or manner whatsoever.

11.2. The failure of a party hereto at any time to exercise any of its rights or options under this License Agreement, except rights and options specifically limited as to a date or time of exercise thereof, shall not be construed to be a waiver of such rights or options, or to prevent such party from subsequently asserting or exercising such rights or options.

11.3. Should any of the terms of this License Agreement be or become fully or partly

invalid, the legal validity of the License Agreement shall not be affected thereby. In the event an omission is discovered in this License Agreement, the legal validity of the License Agreement shall not be affected thereby and the License Agreement shall be supplemented by a provision that, as far as is legally possible, comes nearest to what both parties hereto had desired or would have desired according to the sense and purpose of the License Agreement, if they considered the point when concluding the License Agreement.

11.4. It is agreed that this License Agreement shall be interpreted according to the laws of the State of Delaware, United States, exclusive of its provisions regarding conflict of laws, and each of MPA, Adviser and Trust agrees that the courts located in Delaware shall have jurisdiction over and are proper venue for disputes between MPA and Adviser and Trust relating to this License Agreement and its subject matter, although such jurisdiction shall not be exclusive.

11.5 This License Agreement sets forth the entire License Agreement and understanding between the parties as to the subject matter of this License Agreement and supersedes all prior discussions between them, and no party shall be bound by any condition, definitions, warranties or representations with respect to the subject matter of this License Agreement otherwise than as expressly provided herein.

11.6 No modification or claimed waiver of any of the provisions hereof shall be valid unless in writing and signed by an authorized representative of the party against whom such modification or waiver is sought to be enforced.

11.7 Any notices or requests with reference to this License Agreement shall be in writing and shall be deemed to have been given, when delivered by hand, by facsimile transmission, or when sent by overnight commercial courier service (or equivalent priority postal service), postage prepaid, upon receipt, to the parties at their respective addresses:

Marvin & Palmer Associates, Inc.
1201 N. Market Street, Suite 2300
Wilmington, Delaware 19801-1165
United States
Attention: Chief Financial Officer
Fax: (302) 573-8921

Dunham & Associates Investment Counsel, Inc.
P.O. Box 910309

San Diego, California 92191
Attention: President & CEO
Fax:

Dunham Funds
P.O. Box 910309
San Diego, California 92191
Attention: Treasurer
Fax:

11.8 Each party's successors and assigns will be bound by the terms of this License Agreement as though such successor or assign had been a party to this License Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this License Agreement to be executed in duplicate originals by their duly authorized officers as of the day and year first above written.

MARVIN & PALMER ASSOCIATES, INC.

By ______________________________
Name: DAVID F. MARVIN
Title: CHAIRMAN

DUNHAM & ASSOCIATES INVESTMENT COUNSEL, INC.

By ______________________________
Name:
Title:

DUNHAM FUNDS

By ______________________________
Name:
Title:

EXHIBIT D.1

MARKS	SERVICES
1. MARVIN & PALMER	Investment advisory, management and supervisory services to institutional clients with respect to U.S. and non-U.S. investments in equity and debt securities, and related instruments, and options on securities and over-the-counter derivatives, and forward foreign exchange contracts; and sponsoring and selling, directly or indirectly, interests in private investment funds that invest in U.S. and non-U.S. equity and debt securities and related instruments, and options on securities and over-the counter derivatives, and forward foreign exchange contracts; said investment advisory and management services including, among other things, managing client securities portfolios and accounts.
2. MARVIN & PALMER ASSOCIATES, INC. GLOBAL EQUITY MANAGEMENT	Investment advisory, management and supervisory services to institutional clients with respect to U.S. and non-U.S. investments in equity and debt securities, and related instruments, and options on securities and over-the-counter derivatives, and forward foreign exchange contracts; and sponsoring and selling, directly or indirectly, interests in private investment funds that invest in U.S. and non-U.S. equity and debt securities and related instruments, and options on securities and over-the counter derivatives, and forward foreign exchange contracts; said investment advisory and management services including, among other things, managing client securities portfolios and accounts.